SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    MAY 15, 2002
                                                       -------------------


                             CORECOMM LIMITED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


   Delaware                      000-31359                     23-3032245
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8485
                                                           --------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.                            PAGE
-------    ----------------------------------                            ----

EXHIBITS
--------
On May 15, 2002, CoreComm Holdco, Inc.and CoreComm Limited announced today their operating results for the quarter ended March 31, 2002.

The full text of the Press Release is attached to this report as Exhibit 99.1.

ITEM 9.    REGULATION FD DISCLOSURE.
-------    -------------------------

On May 15, 2002, CoreComm Holdco, Inc.and CoreComm Limited announced today their operating results for the quarter ended March 31, 2002.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CORECOMM LIMITED
                                        (Registrant)

                                        By: /s/  Michael A. Peterson
                                        ----------------------------------
                                        Name:    Michael A. Peterson
                                        Title:   Executive Vice President,
                                                 Chief Operating Officer and
                                                 Chief Financial Officer



Dated: May 16, 2002

                                  EXHIBIT INDEX
                                  -------------
Exhibit                                                                   Page
-------                                                                   -----

99.1     Press release, issued May 15, 2002

                                                                    Exhibit 99.1
[CORECOMM LOGO]

FOR IMMEDIATE RELEASE


    CORECOMM HOLDCO, INC. AND CORECOMM LIMITED ANNOUNCE FINANCIAL RESULTS
                    FOR THE QUARTER ENDED MARCH 31, 2002

               CoreComm Holdco reports continued growth in EBITDA

         New York, New York (May 15, 2002) - CoreComm Holdco, Inc. ("Holdco" or the "Company") and CoreComm Limited (NASDAQ: COMM), announced today their operating results for the quarter ended March 31, 2002.

         The Company has responded successfully to the challenges in the telecommunications industry. In 2001, CoreComm Holdco and CoreComm Limited recapitalized approximately $600 million of debt and preferred stock, and eliminated more than $100 million of other liabilities and future obligations. The Company also significantly improved its financial results, generating EBITDA positive results for the first time in the fourth quarter of 2001. In addition, the Company is now focused on its most profitable combined voice and data product lines, and has successfully expanded its customer base and increased revenues in these markets.

         In the first quarter of 2002, the Company continued its positive trends. EBITDA (before corporate expenses) for the first quarter increased to approximately $4.0 million, more than double the level of the fourth quarter of 2001.

         Thomas Gravina, President and Chief Executive Officer of CoreComm Holdco and CoreComm Limited said, "We are very pleased with the continued progress of our business, as demonstrated by the significantly improved financial results in the first quarter. We continued to focus on the execution of our model by selling our most profitable voice and data products within our current footprint, and we continue to see strong demand for our integrated data and communications products.

         "As a result of all of the efforts of our management team and employees, I am pleased to announce our second consecutive quarter of EBITDA positive results. This represents the fifth consecutive quarter of improved EBITDA results. In the first quarter of 2002, Holdco's EBITDA (before corporate expenses) was $4.0 million, compared to $1.9 million in the fourth quarter and to a loss of ($21.5) million in the first quarter of 2001. We have demonstrated that we are able to grow the profitability of the business, and we are focused on maintaining this positive trend in our results. We believe that the Company is in a position to continue to generate additional positive revenue and EBITDA growth and become cash flow positive by the end of 2002.

         "A key factor in the improvement in our financial results has been our success growing our customer base in our most profitable integrated communications product lines in both the business and residential markets. In the first quarter, we continued to sign new large accounts in a range of industry segments, as well as extend contracts with key existing customers. These customers are seeing the benefit of our comprehensive, bundled product lines, as well as our superior customer service. In addition, we have expanded our product lines to offer even more choices in our communications services, through both new product development and cost-effective infrastructure deployment. We continue to believe that customers want choice for their communications services, and the success we are having in our business model is proving it.

         "Thus far in 2002, we have continued to build on the significant progress the Company made during 2001. Our recapitalization has created a new capital structure which is more favorable than many of our competitors in the industry, and gives us a platform to achieve success going forward. With the continued execution of our business model, we plan to take advantage of the strong demand for our voice and data service offerings in both the commercial and residential markets. Given the continued success of our financial results, we remain confident in our ability to continue to drive profitability, and look forward to another successful year in 2002."

         The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results." This definition is consistent across the periods referred to in this release.

                       RECAPITALIZATION OVERVIEW

         On December 31, 2001, CoreComm Limited and the Company announced that they had completed the first phase of the previously announced program to recapitalize a significant portion of their debt. During the first phase of the recapitalization, the following securities were exchanged for approximately 87% of the equity in CoreComm Holdco, the recapitalized company: 100% of CoreComm Limited's $105.7 million of Senior Notes; 97% ($160 million) of CoreComm Limited's $164.75 million of 6% Convertible Subordinated Notes; 64% ($28 million) of the Company's $43.7 million in Senior Convertible Notes; and 100% of CoreComm Limited's approximately $300 million in Preferred Stock. The successful completion of the first phase of the recapitalization has given the Company a new capital structure, which is more favorable than many of the Company's competitors in the marketplace.

         Holdco's only remaining debt obligations are its $156.1 million credit facility, $16.6 million in Senior Convertible Notes, and approximately $9.7 million in capital leases (all of such leases are obligations of our wholly-owned subsidiaries); there is no preferred stock outstanding. CoreComm Limited also has $4.75 million principal amount of its 6% Convertible Subordinated Notes held by third parties outstanding.

         As a result of the completion of the first phase of the recapitalization, CoreComm Limited now owns approximately 13% of Holdco.

         As part of the second phase of the recapitalization, Holdco has launched registered public exchange offers whereby it is offering to exchange shares of CoreComm Holdco common stock to all holders of CoreComm Limited common stock and to all remaining holders of 6% Convertible Subordinated Notes for their common stock and notes, respectively. The exchange offer enables holders of CoreComm Limited common stock and warrants to receive 13% of CoreComm Holdco (the recapitalized company) directly, which is equivalent to the current ownership of Limited in Holdco. To date, approximately 70% of the shares of CoreComm Limited have been tendered in the exchange offer. The expiration date of the exchange offers is currently 12:00 Midnight, New York City time, on May 21, 2002, unless Holdco terminates the exchange offers or extends the expiration date. The SEC is still in the process of reviewing the exchange offer documentation, and this process is currently expected to be completed in the very near future.

         In connection with the recapitalization, Nasdaq has informed us that it will treat Holdco as a successor to CoreComm Limited following the successful exchange offers and related transactions. As a result, Holdco will become the Nasdaq listed entity and will be subject to the requirements of Nasdaq for maintaining its continued listing.


                           OPERATING HIGHLIGHTS

         The Company continued to successfully execute the revised business plan that it had adopted in 2001. The Company focused on its most profitable markets and products and implemented many operating initiatives, which led to significant improvements to the financial results. The successful operating initiatives included facility consolidation, efficiency improvements, elimination of less profitable products, network optimization, headcount reduction, and vendor negotiations. Holdco expects these initiatives to continue to drive positive financial results as it continuously monitors all areas of its business for additional profitability and revenue growth going forward.

         The Company's success in executing this plan continues, as the Company announced the second consecutive quarter of EBITDA positive results in the first quarter of 2002. The first quarter of 2002 also marked the fifth consecutive quarter of improved profitability and operating efficiencies.

     SUBSCRIBER DATA

     Holdco had the following subscribers as of March 31, 2002:

                                                   March 31, 2002
                                                   --------------
     Residential Local Access Lines                    56,500
     Business Local Access Lines                      220,800
     Toll-related Access Line Equivalents             497,800
     Internet Subscribers                             307,200
     Other Data Customers (1)                          24,400

     (1) Other data customers included Point-to-point Data, Frame Relay, Web
         Development, Web Hosting, E-Commerce, Co-location and other related customers.

     REVENUE BREAKDOWN

     Holdco's revenues for the first quarter ended March 31, 2002 were attributable to the following service categories:

                                                  March 31, 2002
                                                  --------------
     Local Exchange Services                             35%
     Toll-related Telephony Services                     24%
     Internet, Data and Web-related Services             32%
     Other Revenue(1)                                     9%
                                                        ----
          Total                                         100%
                                                        ----

     (1) Other includes Wireless, Paging, and Information Services.

     PROFITABILITY INITIATIVES

     Holdco has engaged in a significant effort to improve its profitability beginning in 2001 and continuing through the first quarter of 2002. These efficiencies are reflected in the decrease in Holdco's total expenses of more than $140 million on an annualized basis, as shown in the table below:


                                                         Three months ended,
                                           % Reduction   -------------------
     ($ in thousands)                      Q4`00-Q1'02   3/31/02    12/31/00
                                           -----------   -------    --------
     Operating Expenses                       26%        $48,038    $65,002
     Selling, General and Administrative      42%         22,313     38,414
     Corporate Expenses                       55%          1,698      3,759
                                              ---        -------   --------
     Total Expenses                           33%        $72,049   $107,175
                                              ---        -------   --------

     The improvements shown above are the result of a variety of measures, certain of which are also expected to generate additional savings during the remainder of 2002 and going forward. The initiatives include: network operations and asset consolidation; higher gross margin for delivery of telephony services via UNE, UNE-P, and EEL; elimination of products that do not meet profitability targets; and consolidation of business service operations, residential service operations, and Internet operations. These initiatives and other general cost reduction efforts have resulted in headcount reductions as well as elimination of expenses related to overhead and general and administrative expenses.

     OTHER INITIATIVES

     Holdco has announced other advancements and examples of the many successful customer relationships that it has established:

     o The Company has been selected by Ratner Companies, the parent company of Hair Cuttery, the nation's largest privately-owned salon chain, to deliver voice services to more than 800 locations, as well as multiple dedicated T1s and PRI circuits for inbound and outbound services to its headquarters in Falls Church, Virginia.

     o The Company has been selected by The Baltimore Life Insurance Company, one of the nation's oldest life insurance firms, to deliver local exchange carrier services at 21 locations - including its main facility - throughout Maryland, Pennsylvania, Ohio, and Delaware.

     o The Company has expanded its 10-year relationship with the Philadelphia Eagles, being selected as the team's Internet Service Provider. In addition to local exchange carrier and inter-exchange carrier services, the Company is providing a 1.5-megabyte Internet connection via T1 at the Eagles' new, state-of-the-art NovaCare Complex in Philadelphia.

     o The Company has been selected by the Georges Perrier Group to host web sites for its three notable restaurants in the Greater Philadelphia area, including Le Bec-Fin (consistently mentioned among the top U.S. dining establishments), Brasserie Perrier, and Le Mas Perrier. The Company also designed the site for Le Mas Perrier, along with the landing page for all three restaurants, and created a secure area for the Group to offer online shopping to its visitors.

     o The Company is providing Mercy Health System, the third largest health care system in the Philadelphia region, with "Local Link" services at its data center in Conshohocken, PA.

     o The Company has established a corporate relationship through which it will offer dial-up Internet service to all members and employees of the Michigan National Guard.

     o Boy Scouts Cleveland Council has selected an integrated voice and data solution implemented by the Company.

     o Through its partnership with the New Jersey Technology Council, the Company has earned the business of the Coriell Institute for Medical Research, an internationally known not-for-profit, basic biomedical research institution. Located in Camden, New Jersey, the Institute has selected the Company for its local exchange carrier and inter-exchange carrier services, as well as firewall security for its network.

     o The Company is building a Wide Area Network to connect four remote sites of the DE State Solid Waste Authority to its headquarters in Dover, Delaware. The four sites are utilizing the ATX CoreConnectsm Preferred solution to access the organization's servers, applications, and Internet connection at the Dover location, which benefits from dedicated Internet and voice services via ATX CoreConnect Preferred Plus.

     o Clear Channel Communications, which operates approximately 1,225 radio and 37 television stations, is leveraging the Company's ATX CoreConnect Preferred solution to create a seamless transition for incoming calls at several of its Philadelphia radio stations.

     o    International Communications Research (ICR), which offers customized
          marketing  research studies   for   both   consumer   goods   and
          business-to-business services companies, is taking advantage of dedicated voice services being provided by the Company at six locations.

     o The Company is providing the Jay Group, a full-service marketing support and sales promotion company in Lancaster, Pennsylvania, with local exchange carrier, inter-exchange carrier, data, and Internet services. The Jay Group is utilizing several T1s for dedicated voice and data communications between its four locations in PA.


                               OTHER DEVELOPMENTS

     EXCHANGE OFFERS

     As part of the second phase of the recapitalization, Holdco has launched registered public exchange offers whereby it is offering to exchange shares of CoreComm Holdco common stock to all holders of CoreComm Limited common stock and to all remaining holders of 6% Convertible Subordinated Notes for their common stock and notes, respectively. The exchange offer enables holders of CoreComm Limited common stock and warrants to receive 13% of CoreComm Holdco directly, which is equivalent to the current ownership of Limited in Holdco. To date, approximately 70% of the shares of CoreComm Limited have been tendered in the exchange offer. The expiration date of the exchange offers is currently 12:00 Midnight, New York City time, on May 21, 2002, unless Holdco terminates the exchange offers or extends the expiration date.

                                FINANCIAL RESULTS

                              CORECOMM HOLDCO, INC.
                   FIRST QUARTER FINANCIAL RESULTS (Unaudited)

                                                Three Months Ended March 31,
                                                   2002             2001
                                            ----------------- ----------------
      Revenues                                  $74,311,000       72,811,000

      Costs and expenses
      Operating                                  48,038,000       63,520,000
      Selling, general and administrative        22,313,000       30,795,000
                                           ----------------- ----------------
            EBITDA                                3,960,000      (21,504,000)

      Corporate                                   1,698,000        2,098,000
      Non-cash compensation                               -        3,234,000
      Recapitalization costs                      1,182,000                -
      Other charges                                       -          119,000
      Asset impairments                                   -      167,599,000
      Depreciation                                8,881,000       12,012,000
      Amortization                                1,287,000       31,509,000
                                           ----------------- ----------------
           Operating loss                        (9,088,000)    (238,075,000)

      Other income (expense)
      Interest income and other, net                134,000          664,000
      Interest expense                           (3,559,000)      (4,141,000)
                                           ----------------- ----------------

      Net loss                                 $(12,513,000)   $(241,552,000)
                                           =================  ===============

      Basic and diluted net
        loss per common share                         $(.42)          $(8.46)
                                           ================= ================
      Weighted average number of shares          30,000,000       28,542,000
                                           ================= ================

                         DISCUSSION OF OPERATING RESULTS

The increase in revenues to $74,311,000 from $72,811,000 is due primarily to customer acquisition, increased pricing and carrier access billing.

Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs decreased to $48,038,000 from $63,520,000 due to a decrease in costs as a result of the implementation of our revised business plan.

Selling, general and administrative expenses decreased to $22,313,000 from $30,795,000 due to a decrease in costs as a result of the implementation of our revised business plan.

Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $1,698,000 from $2,098,000 due to a decrease in costs as a result of the implementation of our revised business plan.

In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From January 1, 2001 to March 31, 2001, $3.2 million of the deferred non-cash compensation was charged to expense. The remaining portion of deferred non-cash compensation was charged to expense between April 1 and December 31, 2001.

We incurred additional costs in connection with our recapitalization of $1,182,000 during the three months ended March 31, 2002.

Other charges of $119,000 for the three months ended March 31, 2001 are for adjustments relating to our announcement in December 2000 of a reorganization of certain of our operations. These charges include additional employee severance and related costs of $351,000, offset by a reversal of the lease exit provision of $232,000.

At March 31, 2001, we reduced the carrying amount of goodwill related to certain acquisitions by $167,599,000. In connection with the reevaluation of our business plan and the decision to sell non-CLEC assets and businesses, we were required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions was eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on the information provided by the investment bank retained for the purposes of conducting this sale.

Depreciation expense decreased to $8,881,000 from $12,012,000 primarily as a result of the reduction in the carrying value of our fixed assets as determined by a fair value analysis performed in conjunction with the Holdco recapitalization.

Amortization expense decreased to $1,287,000 from $31,509,000 due to the reduction in the carrying value our of intangible assets as determined by a fair value analysis performed in conjunction with the Holdco recapitalization as well as our adoption of SFAS 142 "Goodwill and Intangible Assets" on January 1, 2002, which required us to cease amortizing goodwill. Amortization expense on our goodwill during the three months ended March 31, 2001 was $31,369,000. Our net loss and our basic and diluted net loss per common share would have been $210,183,000 and $7.36, respectively, had SFAS 142 been in effect for the first quarter of 2001.

Interest expense decreased to $3,559,000 from $4,141,000 primarily due to a reduction in the effective interest rate on our senior secured credit facility. The effective interest rate on our senior secured credit facility during the three months ended March 31, 2002 and 2001 was 6.86% and 9.11%, respectively.

                                   ***

The foregoing reference to the exchange offers shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock of CoreComm Holdco in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Investors and security holders are urged to read the following documents (including amendments that may be made to them), regarding the exchange offers because they contain important information:

     - CoreComm Holdco's preliminary prospectus, prospectus supplements and final prospectus;

     - CoreComm Holdco's registration statement on Form S-4, containing such documents and other information; and

     -    CoreComm Holdco's Schedule TO.

These documents and amendments and supplements to these documents have been and will continue to be filed, as they may be amended and supplemented, with the Securities and Exchange Commission. When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents (when available) from CoreComm Holdco by directing your request to the number listed below.

For further information regarding the exchange offers, including obtaining additional copies of the exchange offer materials, we encourage you to contact the information agent:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-free: (800) 848-2998

                                       ***

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein, specifically excluding references to the exchange offers, constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. All references in this Safe Harbor legend to CoreComm Limited shall be deemed to include CoreComm Limited and its subsidiaries and affiliates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of CoreComm Limited, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: CoreComm Limited's ability to continue as a going concern; CoreComm Limited's continued viability if the Holdco recapitalization is not consummated on a timely basis; CoreComm Limited's ability to obtain trade credit and shipments and terms with vendors and service providers for current orders; CoreComm Limited's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to CoreComm Limited's liquidity or results of operations; CoreComm Limited's ability to fund and execute its business plan; CoreComm Limited's ability to attract, retain and compensate key executives and employees; CoreComm Limited's ability to attract and retain customers; the potential delisting of CoreComm Limited's common stock from the Nasdaq National Market; general economic and business conditions; industry trends; technological developments; CoreComm Limited's ability to continue to design and build its network, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate fluctuations and availability, terms and deployment of capital. CoreComm Limited assumes no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

For further information please contact:

  Selim Kender, Vice President - Corporate Development at (212) 906-8485.